Exhibit 99

     Commercial Federal Bank Appoints Jane E. Miller to Board of Directors

       OMAHA, Neb.--(BUSINESS WIRE)--Aug. 22, 2003--Commercial Federal Bank announced today the appointment of Jane E. Miller, chief operating officer and executive vice president of The Gallup Organization, to its board of directors.
       "We are extremely pleased to have Jane join the Bank's board of directors," said William A. Fitzgerald, chairman and chief executive officer. "Jane brings an exceptionally strong background in organizational development and performance management. We are excited about the opportunity to benefit from her experience and counsel."
       Miller manages global operations for The Gallup Organization, which provides management research and consulting services to many of the world's best-known corporations and organizations. She began her career with Gallup in 1984 and is a key member of its leadership team.
       Commercial Federal Bank is a $12.9 billion federal savings bank that currently operates branches located in Iowa, Colorado, Nebraska, Kansas, Oklahoma, Missouri, and Arizona. Commercial Federal operations include consumer and commercial banking, mortgage banking services including mortgage origination and servicing, commercial and industrial lending, small business banking, construction lending, cash management, insurance and investment services, and Internet banking. For additional information, please visit our Web site at www.comfedbank.com.

    CONTACT: Commercial Federal Bank, Omaha
             Investor Relations:
             John J. Griffith, 402-514-5336